AMENDMENT NO. 5 TO STOCK PURCHASE AGREEMENT
This Amendment No. 5 to Stock Purchase Agreement (the “Amendment”), dated as of April 2, 2026, is made and entered into on the terms and conditions hereinafter set forth, by and among Envigo Global Services Inc. (“Buyer”), Inotiv, Inc. (“Parent,” and together with Buyer, “Inotiv”), and Orient Bio, Inc. (“Seller”). Unless otherwise specifically defined herein, each term used herein which is defined in that certain Stock Purchase Agreement dated January 27, 2022, by and among Buyer, Parent, and Seller, as amended by Amendment No. 1 to Stock Purchase Agreement, dated April 4, 2023, by and among Buyer, Parent, and Seller, as amended by Amendment No. 2 to Stock Purchase Agreement, dated May 24, 2024, and as further amended by Amendment No. 3 to Stock Purchase Agreement, dated October 24, 2024, and as further amended by Amendment No. 4 to Stock Purchase Agreement, dated January 27, 2026 by and among Buyer, Parent, and Seller (the “SPA”) shall have the same meaning assigned to such term in the SPA.
RECITALS
WHEREAS, all parties hereto wish to extend the Deferred Payment Period such that the expiration of the Deferred Payment Period will occur on June 30, 2026; and
WHEREAS, for the avoidance of doubt, all parties hereto wish that the Parent Payable continue to accrue interest at a rate of 4.6% until the expiration of the Deferred Payment Period on June 30, 2026.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.The definition of “Deferred Payment Period” in the SPA shall be deleted in its entirety and replaced with the following:
“Deferred Payment Period” means the period beginning on the Closing Date and ending on the date that is four (4) years and sixty (60) days after the Closing Date, being June 30, 2026.
2.The balance of the Parent Payable not yet paid to Seller will continue to accrue interest at a rate of 4.6% per annum until June 30, 2026, when the entire amount of the principal and accrued, unpaid interest of the Parent Payable will be due and payable in full to Seller.
3.This Amendment shall become effective on the date that Seller shall have received counterparts to this Amendment, duly executed by Buyer, Parent, and Seller (the “Effective Date”).
4.This Amendment may be executed in any number of counterparts, with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and constitute the same document. A counterpart signed by a party and transmitted by that party by DocuSign or similar software or email will be binding on that party.
This Amendment and the SPA constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party to the

SPA, nor alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the SPA, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
5.If any provision of this Amendment is deemed invalid, illegal, or unenforceable, the validity, legality, and unenforceability of the remaining provisions will not in any way be affected or impaired thereby.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the Effective Date.

ENVIGO GLOBAL SERVICES INC.

Name:
Title:
Date:

INOTIV, INC.

Name:
Title:
Date:

ORIENT BIO, INC.

By:
Name:
Title:
Date: